Exhibit 99.1

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize "Adjusted EBITDA" as a supplemental measure in our ongoing analysis of short-term and long-term cash requirement and liquidity needs.  Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles ("GAAP"), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).  Management uses Adjusted EBITDA as an indicator of our current financial performance.  By eliminating the impact of all material non-cash charges, as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the year ended December 31, 2014 and the year ended December 31, 2013.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time excludes the same types of items from projected net income that are excluded from actual net income in the table below:

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the year ended December 31, 2014 (in thousands)

	Corp. & USA	Brazil	Consolidated
Net loss	$(16,123)	$(10,504)	$(26,627)
Interest expense	7,949	2,385	10,334
Interest income	-	(115)	(115)
Income tax benefit	(1,304)	-	(1,304)
Depreciation & amortization	3,211	3,338	6,549
Unadjusted EBITDA	$(6,267)	$(4,896)	$(11,163)
Add Back Other Items:
Change in fair value of derivative liabilities	1,209	-	1,209
Loss on extinguishment	906	-	906
Financing expense	2,072	-	2,072
Foreign currency exchange, net	-	174	174
Other income/expense	-	587	587
Share-based compensation	701	28	729
H&N acquisition costs	250	-	250
Adjusted EBITDA	$(1,129)	$(4,107)	$(5,236)

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the year ended December 31, 2013 (in thousands)

	Corp. & USA	Brazil	Consolidated
Net loss	$(12,248)	$(5,392)	$(17,640)
Add Back:
Interest expense	1,950	1,984	3,934
Interest income	-	(109)	(109)
Income tax benefit	-	(1,439)	(1,439)
Depreciation & amortization	1,419	2,629	4,048
Unadjusted EBITDA	$(8,879)	$(2,327)	$(11,206)
Add Back Other Items:		-	-
Change in fair value of derivative liabilities	1,029	-	1,029
Loss on extinguishment	2,891	-	2,891
Financing expense	564	-	564
Foreign currency exchange, net	-	440	440
Other income/expense	41	319	360
Stock option expense	538	-	538
Bonus expenses	936	-	936
Gain/Loss on fixed assets	(292)	(44)	(336)
Impairment losses	300	-	300
Severance – employee terminations	-	534	534
Adjusted EBITDA	$(2,872)	$(1,078)	$(3,950)